Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-53333 and No. 333-53309) of UNS Energy Corporation of our report dated June 27, 2013 relating to the financial statements of Tucson Electric Power Company 401 (k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Phoenix, AZ
June 27, 2013